SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           -------------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)*


                            Weblink Wireless, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


              Class A Convertible Common Stock, par value $0.0001
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   69553J104
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               February 17, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


--------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 2 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
                         6    SHARED VOTING POWER
 NUMBER  OF SHARES
BENEFICIALLY OWNED            19,594,243 shares
 BY EACH REPORTING       -------------------------------------------------------
   PERSON WITH           7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              19,594,243 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,594,243 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        42.3%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------

**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 3 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        The Morgan Stanley Leveraged Equity Fund II, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            10,038,144 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              10,038,144 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,038,144 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
 -------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        21.7%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 4 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        The Morgan Stanley Leveraged Equity Fund II, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            10,038,144 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              10,038,144 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,038,144 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        21.7%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 5 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Capital Partners III, Inc.
 -------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            6,317,609 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              6,317,609 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,317,609 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.6%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 6 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MSCP III, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            6,317,609 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              6,317,609 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,317,609 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.6%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 7 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Capital Partners III, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            6,007,204 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              6,007,204 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,007,204 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 8 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Morgan Stanley Capital Investors, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            204,366 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              204,366 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        204,366 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.44%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                           ------------------
CUSIP No. 69553J104                   13G                     Page 9 of 25 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MSCP III 892 Investors, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            106,039 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              106,039 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        106,039 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.23%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 10 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Capital II, Inc.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            687,578 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              687,578 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        687,578 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.5%**

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 11 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Partners II, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            687,578 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              687,578 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        687,578 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.5%**

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 12 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Capital Fund II, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            441,322 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              441,322 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        441,322 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        .95%**

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 13 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Capital Fund II, C.V.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles
--------------------------------- ---------- -----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            119,401 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              119,401 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,401 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.26%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 14 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Investors, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            126,855 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              126,855 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        126,855 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.27%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 15 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Morgan Stanley Venture Capital Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            2,550,912 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              2,550,912 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,550,912 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.5%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 16 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Partners L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            2,550,912 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              2,550,912 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,550,912 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.5%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN; IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 17 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Morgan Stanley Venture Capital Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER  OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            2,550,912 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              2,550,912 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,550,912 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.5%**
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
**Based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of
  Class B Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 18 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        TD Capital Group Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Canada
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER OF SHARES        6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            408,164 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              408,164 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        408,164 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        .96%***
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------
***Based on 42,546,289 shares of Class A Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 19 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        The Toronto-Dominion Bank
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Canada
---------------------------------- ---------- ----------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER OF SHARES        6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            408,164 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              408,164 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        408,164 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        .96%***
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------
***Based on 42,546,289 shares of Class A Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

-------------------                                          ------------------
CUSIP No. 69553J104                   13G                    Page 20 of 25 Pages
-------------------                                          ------------------
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John D. Beletic
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              -0-
                         -------------------------------------------------------
 NUMBER OF SHARES        6    SHARED VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING            841,071 shares
   PERSON WITH           -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              841,071 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        841,071 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.0%***
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------
***Based on 42,546,289 shares of Class A Common Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000.

Item 1(a).  Name of Issuer.

     Weblink Wireless, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

     3333 Lee Parkway
     Suite 100
     Dallas TX 75219

Item 2(a).  Name of Person Filing.

     This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

     The business address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, NY 10036. The business address of each of Morgan Stanley Leveraged Equity Fund II, Inc., The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, Inc., MSCP III, LLC, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Venture Capital II, Inc., Morgan Stanley Venture Partners II, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V., Morgan Stanley Venture Investors L.P., Morgan Stanley Venture Capital Inc., Morgan Stanley Venture Partners L.P., and Morgan Stanley Venture Capital Fund, L.P. (together, the "MS Shareholders") is 1221 Avenue of the Americas, New York, New York 10020-0001.

     The business address for each of The Toronto-Dominion Bank and TD Capital Group Ltd. is Ernst & Young Tower, P.O. Box 1, Toronto Dominion Centre, Toronto, Ontario, M5K 1A2, Canada.

     The business address of John D. Beletic is 3333 Lee Parkway, Suite 100, Dallas, Texas 75219.

Item 2(c).  Citizenship.

     Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except as noted below.

     The citizenship of each of the MS Shareholders is Delaware, except as noted below.

     Morgan Stanley Venture Capital Fund II, C.V. is a commanditaire venootschaap (i.e., a limited partnership) organized under the laws of Netherlands Antilles.

     Each of The Toronto-Dominion Bank and TD Capital Group Ltd. is a corporation organized under the Canadian laws.

Item 2(d).  Title of Class of Securities.

     This statement relates to the Company's Class A Convertible Common Stock, par value $0.0001 per share (the "Class A Common Stock"), including shares of Class A Common Stock obtainable upon conversion of Class B Convertible Common Stock, par value $0.0001 per share (the "Class B Common Stock"), held by the MS Shareholders. The Class B Common Stock is convertible into the Class A Common Stock on a one-for-one basis.

Item 2(e).  CUSIP Number.

     69553J104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

(a) [ ]   Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.  Ownership.

     (a), (b) and (c)

     Certain stockholders of the Company and the Company are parties to the Amended and Restated Agreement Among Certain Stockholders dated as of June 8, 2000 (the "Stockholders Agreement"). Certain of the parties to the Stockholders Agreement and certain of their affiliates are filing this Schedule 13G jointly. Some of the shares of the Company's Class A Common Stock covered by this statement are subject to the Stockholders Agreement, which contains provisions regarding, among other things, restrictions on voting of the Company's Class A Common Stock and certain agreements as to sales or other dispositions of Class A Common Stock and Class B Common Stock.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates beneficial ownership of Class A Common Stock (and, in the case of the MS Shareholders, Class B Common Stock, which is convertible into Class A Common Stock) as of December 31, 2000:

                                                       Beneficial
                                                       Ownership
                                                       at 12/31/00    % at
                                                       (shares)      12/31/00(1)
                                                       -----------   -----------
Morgan Stanley Dean Witter & Co.(2)....................19,594,243        42.3
Morgan Stanley Leveraged Equity Fund II, Inc.(3).......10,038,144        21.7
The Morgan Stanley Leveraged Equity Fund II, L.P.(3)...10,038,144        21.7
Morgan Stanley Capital Partners III, Inc.(3)........... 6,317,609        13.6
MSCP III, LLC (3)...................................... 6,317,609        13.6
Morgan Stanley Capital Partners III, L.P.(3)........... 6,007,204        13.0
Morgan Stanley Capital Investors, L.P.(3)..............   204,366        0.44
MSCP III 892 Investors, L.P.(3)........................   106,039        0.23
Morgan Stanley Venture Capital II, Inc.(3).............   687,578         1.5
Morgan Stanley Venture Partners II, L.P.(3)............   687,578         1.5
Morgan Stanley Venture Capital Fund II, L.P.(3)........   441,322        0.95
Morgan Stanley Venture Capital Fund II, C.V.(3)........   119,401        0.26
Morgan Stanley Venture Investors, L.P.(3)..............   126,855        0.27
Morgan Stanley Venture Capital Inc.(3)................. 2,550,912         5.5
Morgan Stanley Venture Partners L.P.(3)................ 2,550,912         5.5
Morgan Stanley Venture Capital Fund, L.P.(3)........... 2,550,912         5.5
TD Capital Group Ltd...................................   408,164         .96
The Toronto-Dominion Bank(4)...........................   408,164         .96
John D. Beletic (5)....................................   841,071         2.0
---------------
(1) The percentage ownership for the MS Shareholders is based on 42,546,289 shares of Class A Common Stock and 3,809,363 shares of Class B Common
     Stock reported to be outstanding as of November 1, 2000 on the Form 10-Q filed with the SEC for the quarter ended September 30, 2000. The percentage ownership for TD Capital Group Ltd., The Toronto-Dominion Bank and John D. Beletic is based on 42,546,289 shares of Class A Common Stock outstanding.

(2) Includes stock beneficially owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, LLC, Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V., Morgan Stanley Venture Investors, L.P. and Morgan Stanley Venture Capital Fund, L.P. Morgan Stanley Dean Witter & Co. ("MSDW") may be deemed to have shared voting and dispositive power with respect to any shares of Class A Common Stock or Class B Common Stock beneficially held by each of the entities listed in the preceding sentence.

(3) The sole general partner of The Morgan Stanley Leveraged Equity Fund II, L.P. is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of MSDW. The general partner of each of Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. is MSCP III, LLC. The managing member of MSCP III, LLC is Morgan Stanley Capital Partners III, Inc., also a wholly-owned subsidiary of MSDW.

     The general partner of each of Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors, L.P. is Morgan Stanley Venture Partners II, L.P. The managing general partner of Morgan Stanley Venture Partners II, L.P. is Morgan Stanley Venture Capital II, Inc., a wholly-owned subsidiary of MSDW.

     The general partner of Morgan Stanley Venture Capital Fund, L.P. is Morgan Stanley Venture Partners L.P. The managing general partner of Morgan Stanley Venture Partners L.P. is Morgan Stanley Venture Capital Inc., a wholly owned subsidiary of MSDW.

(4)  TD Capital Group Ltd. is wholly owned by The Toronto-Dominion Bank.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

Not applicable.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2001
                                       MORGAN STANLEY DEAN WITTER & CO.
                                       MORGAN STANLEY LEVERAGED EQUITY
                                        FUND II, INC.
                                       THE MORGAN STANLEY LEVERAGED
                                        EQUITY FUND II, L.P.
                                       MORGAN STANLEY CAPITAL PARTNERS III, INC.
                                       MSCP III, LLC
                                       MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                                       MORGAN STANLEY CAPITAL INVESTORS, L.P.
                                       MSCP III 892 INVESTORS, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL II, INC.
                                       MORGAN STANLEY VENTURE PARTNERS II, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL
                                        FUND II, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL
                                        FUND II, C.V.
                                       MORGAN STANLEY VENTURE INVESTORS, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL INC.
                                       MORGAN STANLEY VENTURE PARTNERS L.P.
                                       MORGAN STANLEY VENTURE CAPITAL FUND, L.P.
                                       TD CAPITAL GROUP LTD.
                                       THE TORONTO-DOMINION BANK
                                       JOHN D. BELETIC




                                       By: /s/ Peter Vogelsang
                                          --------------------------------------
                                          Name:  Peter Vogelsang
                                          Title: Power of Attorney*


Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

---------------
     *The grant of Power of Attorney to Peter Vogelsang is incorporated herein by reference to Schedule 13G filed by the Reporting Persons on February 14, 1997. See Exhibits 2, 3 and 4 thereto.

                                                                      EXHIBIT 1

                                     JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the Class A Convertible Common Stock, par value $0.0001 per share, of Weblink Wireless, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this February 14, 2001.

     This Schedule may be executed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such parties taken together will constitute part of this Schedule.

                                       MORGAN STANLEY DEAN WITTER & CO.
                                       MORGAN STANLEY LEVERAGED EQUITY
                                        FUND II, INC.
                                       THE MORGAN STANLEY LEVERAGED
                                        EQUITY FUND II, L.P.
                                       MORGAN STANLEY CAPITAL PARTNERS III, INC.
                                       MSCP III, LLC
                                       MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                                       MORGAN STANLEY CAPITAL INVESTORS, L.P.
                                       MSCP III 892 INVESTORS, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL II, INC.
                                       MORGAN STANLEY VENTURE PARTNERS II, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL
                                        FUND II, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL
                                        FUND II, C.V.
                                       MORGAN STANLEY VENTURE INVESTORS, L.P.
                                       MORGAN STANLEY VENTURE CAPITAL INC.
                                       MORGAN STANLEY VENTURE PARTNERS L.P.
                                       MORGAN STANLEY VENTURE CAPITAL FUND, L.P.
                                       TD CAPITAL GROUP LTD.
                                       THE TORONTO-DOMINION BANK
                                       JOHN D. BELETIC




                                       By: /s/ Peter Vogelsang
                                          --------------------------------------
                                          Name:  Peter Vogelsang
                                          Title: Power of Attorney*

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

---------------
     *The grant of Power of Attorney to Peter Vogelsang is incorporated herein by reference to Schedule 13G filed by the Reporting Persons on February 14, 1997. See Exhibits 2, 3 and 4 thereto.